UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

Date of Report: April 29, 2019

(Date of earliest event reported)

Building Bits Properties I, LLC

(Exact name of registrant as specified in its charter)

Delaware	82-0619242
(State or other incorporation)	(I.R.S. Employer Identification No.)

425 NW 10th Ave, Suite 306

Portland, Oregon 97209

(Full mailing address of principal executive offices)

+1 (503) 546-4049

(Issuer’s telephone number, including area code)

Common Bits

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, Building Bits Properties I, LLC is referred to as “us” or “the Company”. BuildingBits Asset Management, LLC is referred to as our “Manager”.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Item 1. BUSINESS

Our Company

Building Bits Properties I, LLC is organized as a Manager-managed, limited liability company organized in the State of Delaware. The Company will have a perpetual existence and is governed by the terms of our operating agreement. Our Manager is BuildingBits Asset Management, LLC, which is wholly owned by Building Bits Holdings, LLC.

Our business is to acquire and operate properties. Each property acquired by Building Bits Properties I, LLC will be owned by a wholly-owned subsidiary of Building Bits Properties I, LLC. These subsidiaries will be structured as limited liability companies organized in the State of Delaware (each a “Property LLC”). This structure is standard within the real estate industry to limit the liabilities of each property from the liabilities of other properties ultimately owned by Building Bits Properties I, LLC. This limitation of liability will extend to any financing required for the acquisition of any property as loans will be the liability of each Property LLC.

We rely on investors in our offering under Regulation A to obtain the capital necessary to acquire each property. Investors in our Regulation A offering have the opportunity to purchase Bits of Building Bits Properties I, LLC that are classified based on the acquisition of specific properties. Our Bits correspond to the concept of “units” of other limited liability companies. The terms of each class of Bit will be covered in a Bit designation (each a “Bit Designation”) corresponding to special economic rights related to the Property LLC that holds title to the specific property. These special economic rights include the right to receive distributions from the wholly-owned subsidiary that flow upwards to Building Bits Properties I, LLC. Additionally, should we dispose of an asset covered by the Bit Designation, investors will automatically receive their pro rata share of the net proceeds of the disposition. Under the terms of the Bit Designation, the holders of that class of Bits will automatically withdraw as members of the Company and the class of Bits will cease to exist.

Information about offerings of the Company and performance of acquired properties is available at the online platform located at www.buildingbits.com (the “BuildingBits Platform”). The BuildingBits Platform is owned and operated by Building Bits Holdings, LLC.

Properties Acquired

As of the date of this annual report, we have not yet acquired any properties.

Our Management

Our Manager under our operating agreement is BuildingBits Asset Management, LLC. Decisions are made by Mr. Alexander Aginsky and Mr. Andrei Zverev. Our Manager is entitled to fees as set out below under “Compensation of our Management”. Investors will not have any role in the day-to-day management of the Company or the acquired properties.

Property Selection Criteria

Properties being made available to investors are selected by our Manager out of properties submitted to the Company by real estate brokers and independent property owners. The selection criteria for properties is as follows:

•	Properties must be commercial properties; no single-family residential or low-unit residential (e.g. 1-4 units). Large, multi-unit apartment properties will be considered.

•	Existing properties must be currently income-producing, with multi-year leases in place. Newly constructed properties may be considered even if not yet income-producing, and large, multi-unit apartment properties may have leases of less than one year.

•	Properties may not be “value-add” properties that require extensive repair or refurbishing.

•	Properties must be financeable by major lenders.

•	Properties must be free of legal disputes, including, but not limited to environmental liability or ongoing litigation.

In addition to selecting properties that we may acquire in their entirety, we may also select opportunities that involve the acquisition of a fractional share of a property. If we acquire a fractional interest in any property, we currently require that the seller grant to the Manager the right to manage and control the disposition of the property.

BuildingBits Rating

Following selection of a particular property, we make available to prospective investors insight into our reasoning through our proprietary BuildingBits Rating which summarizes and systematizes specific factors we analyzed to select properties. The rating system is not intended to be investment advice, but rather an additional set of data that investors may analyze in the course of making an investment based on their personal investment preferences.

The factors that are included in the BuildingBits Rating include:

•	Projected cap rate, that is the ratio of net operating income (which does not take into account capital expenditures, leasing commissions, debt service, reserves, or depreciation expenses) to property asset value, in which a higher cap rate earned a higher score;

•	Geographic location, in which properties in larger population areas earn a higher score;

•	Tenant quality, in which we utilize common accepted credit evaluations of the tenants or their parent companies and higher credit ratings earn a higher score;

•	Lease terms, in which longer leases earn a higher score;

•	Building class, in which buildings are scored for their quality of construction with higher quality earning a higher score;

•	Building age/useful life, in which newer buildings with a longer useful life earn a higher score.

These factors are measures and aggregated on a weighted basis to return a shorthand BuildingBits Rating. Investors should note that the “Tenant quality” rating may include the common accepted credit evaluations of parent companies that are not liable under terms of any particular lease. In those instances, the “Tenant quality” rating should not be considered a direct evaluation of the creditworthiness of the specific tenant.

The detailed methodology for calculation of the BuildingBits Rating is as follows:

Projected Cap Rate	Score
< 2.5%	0
2.5-3.5%	1
3.5-4.5%	3
4.5-5.5%	5
5.5-6.5%	7
6.5-7.5%	8
7.5-8.5%	8.5
8.5-9.5%	9
9.5-10.5%	9.5
>10.5%	10

Location	Score
Hamlet – a hamlet has a tiny population (<100) and very few (if any) services, and few buildings.	0
Village – a village is a settlement or community that is larger than a hamlet but, smaller than a town. A village generally does not have many services, most likely a church or only a small shop or post office. The population of a village varies however, the average population can range from one hundred to one thousand residents.	2
Town – a town has a population of 1,000 to 20,000.	4
Large town – a large town has a population of 20,000 to 100,000.	5.5
City – a city would have abundant services, but not as many as a large city. The population of a city is over 100,000 people up to 300,000.	7
Large city – a city with a large population and many services. The population is <1 million people but over 300,000 people.	8
Metropolis – a large city and its suburbs consisting of multiple cities and towns. The population is usually one to three million.	8.5
Conurbation - a group of large cities and their suburbs, consisting of three to eight million people.	9
Megalopolis - a group of conurbations, consisting of eight to twelve million people.	9.5
Global Hubs - the ten largest cities in the world with populations of 12 million people or more.	10

Tenant Quality	Score
Prime	10
High grade	9.5
Upper medium grade	9
Lower medium grade	8.5
Non-investment grade speculative	7
Highly speculative	5.5
Substantial risks	4
Extremely speculative	2
Default imminent	1
In default	0

Lease Term	Score
Month to month	0
1-6 months	1
6-12 months	2.5
1-2 years	4
2-3 years	5.5
3-5 years	7
5-8 years	8
8-10 years	9
10-15 years	9.5
Greater than 15 years	10

Building Class	Score
F	0
F+	1
D	2.5
D+	4
C	5.5
C+	7
B	8.5
B+	9
A	9.5
A+	10

Useful Life	Score
36+ years	10
32-35 years	9
28-31 years	8
24-27 years	7
20-23 years	6
16-19 years	5
8-11 years	4
4-7 years	3
0-3 years	2
0 years	1

Intent for Distributions

We intend to make distributions to investors of the funds legally available for distribution under the terms of each Bit Designation. As we have not made any acquisitions to date, no distributions have yet been made to investors. When made, distributions will occur under the terms of each Bit Designation and our operating agreement. For instance, distributions will be made on a pro rata basis among holders of our Common Bits after fees set out in Section 5.10 of our operating agreement have been deducted, as well as any expenses under Section 5.13. Whether any specific Property LLC is able to distribute funds to the Company will depend on its current financial situation, including such factors as its generation of revenues greater than expenses, and any capital expenditure requirements. BuildingBits Asset Management, LLC has complete discretion in regards to whether the Property LLC is able to distribute funds to the Company.

Leverage on Properties

To date, we have not incurred any debt to acquire properties. We reserve the right to incur such debt when we do not reach the maximum offering amount for any particular class or classes of Bits. When incurred, we intend for debt financing to be received by each Property LLC and be non-recourse debt, secured by the property. Except for industry standard “bad boy” carve-outs that would result in the lender having full-recourse to the Property LLC (but not to investors), and any guarantor on the loan, which would be the CEO of our Manager, Alexander Aginsky, personally, we do not intend for the Company to provide a guarantee to any lender that has provided financing to a Property LLC. The “bad-boy” carve-outs include: (i) fraud or intentional misrepresentation by the borrower; (ii) waste occurring to or on the mortgaged property; (iii) gross negligence or criminal acts of the borrower that result in the forfeiture, seizure or loss of any portion of the mortgaged property; (iv) misapplication or misappropriation of rents, insurance proceeds or condemnation awards received by the borrower after the occurrence and during the continuance of an event of default; and (v) any sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment or transfer of the mortgaged property, or any part thereof, without the prior written consent of the lender.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Building Bits Properties I, LLC (the “Company”) is a Delaware limited liability company formed to acquire and manage a portfolio of commercial real estate. Each property we acquire must be a property in existence that is currently revenue producing, and have existing leases with tenants. Title to each property will be acquired through a wholly-owned subsidiary of the Company, as is standard in the real estate industry. We will finance the acquisition of each property by the issuance of Common Bits bearing designations that grant economic rights to the profits and losses of the wholly-owned subsidiary holding title to the specific property (the “Property LLC”). As of the date of this report, we have not yet acquired any properties.

BuildingBits Asset Management, LLC is our Manager. As our Manager, it will manage our day-to-day operations and each property that we acquire. Our Manager also has the authority to make all of the decisions regarding which assets we intend to acquire and the creation of classes of our Bits to finance each acquisition.

Results of Operations

We were formed on February 24, 2017 and, as of the date of this report, we have commenced limited operations relating to sourcing commercial real estate properties. Our operations will begin in earnest when we have raised the minimum amount required to acquire any property identified in our offering circular dated October 12, 2018 on file with the SEC. We did not generate revenues in the year ended December 31, 2018. To date, our operations have consisted of efforts necessary to source, review, and enter agreements regarding properties we intend to acquire.

As of December 31, 2018, we incurred expenses of $34,439 categorized as general and administrative expenses related to our activities, compared to $17,064 as of December 31, 2017 – an increase of 50.5% in 2018. This increase was due to increased expenses associated with sourcing, reviewing, and entering into agreements for the acquisition of properties.

Liquidity and Capital Resources

We are dependent on the net proceeds from our Regulation A offering to acquire the properties identified in the offering circular dated October 12, 2018 on file with the SEC. As of the date of this annual report, we have limited cash on hand. As of December 31, 2018, we had $5,430 cash on hand, compared to $7,936 as of December 31, 2017.

Certain activities in relation to the acquisition of properties have increased the value of our balance sheet assets. As of December 31, 2018 we had total assets of $84,762, compared to $7,936 as of December 31, 2017. This increase is due to $35,000 being held in escrow as earnest money deposits and an additional $44,332 in capitalized offering expenses.

As part of its commitment to finance the Company prior to the Company generating its own revenues, during 2018, Building Bits Holdings, LLC, which wholly owns and manages our Manager, advanced funds to the Company in the amount of $101,500. This amount is recorded as a current liability of the Company and is reflected as “Due to affiliate.”. These funds were used to pay for operations expenses and costs associated with our Regulation A offering. In addition to the advanced funds, we have additional liability items consisting of $9,765 in accounts payable.

As a result of the foregoing, our total members’ deficit increased to $26,503 as of December 31, 2018 compared to $7,936 as of December 31, 2017.

The Company maintains a number of third-party contracts to facilitate the execution of the offering including an escrow agreement with Provident Trust Group. The agreement provides for flat monthly fees to maintain investor funds in escrow as well as additional fees for payment returns and customer refunds. In the event the minimum amount of our Regulation A offering is not reached and the funds are returned to investors, the Company may face significant fees depending on the number of investors participating in the offering. The Company anticipates amending the agreement to limit or reduce total fees it may have to pay for the refunds.

As noted above, we have relied on advances of funds from Building Bits Holdings, LLC to pay for operations expenses and offering costs. As of March 31, 2019 such advances have amounted to $186,500 from inception. The Company plans to recoup some or all of the expenses from the proceeds of the offering and repay the advances as long as such costs and expenses do not exceed 0.5% of the total amount of the offering. Any expenses and costs in excess of the 0.5% will be paid out of the operational income or from additional advances, which will be provided as equity in the Company.

Subsequent events

Since December 31, 2018, we have entered into a Purchase and Sale Agreement with the seller of a property in Kansas City, City CPG North Oak Partners, LLC, on March 1, 2019. The Purchase and Sale Agreement grants us the exclusive right to acquire the property for the stated acquisition price. The acquisition price is $640,000, and the earnest money deposit on this property was $15,000.

The Company has also entered into a Purchase and Sale Agreement for a property located in Ville Platte, Louisiana with an acquisition price of $1,299,050. The agreement provides for earnest money deposits in the amount of $25,000 to be paid in three installments upon certain future events which have not yet occurred, and therefore, the Company has not paid any deposits as of the date of this annual report.

Both properties provide for a 120-day period in which the closing must occur, unless extended by both parties, provided however, that the SEC qualification of our amendment to our current offering circular must occur within 60 days of the effective date of the agreement unless extended by both parties.

Item 3. DIRECTORS AND OFFICERS

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our asset acquisition strategy. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our Manager will select commercial real estate acquisition opportunities, and present those opportunities to investors through amendments or supplements to the Company’s qualified offering circular on file with the SEC dated October 12, 2018. Following the receipt of sufficient investment capital to acquire whole or fractional interests in properties outright or through the use of debt financing, our Manager will complete the acquisition transaction, whereby title to the Property will be held by a wholly-owned subsidiary of the Company. Our Manager, BuildingBits Asset Management, LLC will then be engaged for the day-to-day management of the acquired Property.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Bitholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Responsibilities of our Manager

The responsibilities of our Manager include:

Asset Acquisition and Operations Services

•	Approve and oversee our overall investment strategy, which will consist of elements such as asset selection criteria, diversification strategies, operation of assets, and asset disposition strategies;
•	serve as our investment and financial manager with respect to sourcing, acquiring, financing, servicing, and managing a diversified portfolio of commercial real estate assets;
•	undertake the formation of subsidiary entities to hold title to specific properties;
•	structure the terms and conditions of our acquisitions, sales and joint ventures;
•	enter into leases and service contracts for the properties;
•	approve and oversee our debt financing strategies;
•	approve joint ventures, limited partnerships and other such relationships with third parties;
•	approve any potential liquidity transaction;
•	obtain market research and economic and statistical data in connection with real estate asset acquisition strategies;
•	oversee and conduct the due diligence process related to prospective acquisitions;
•	prepare reports regarding prospective acquisitions that include recommendations and supporting documentation necessary for preparation of any offering statement; and
•	negotiate and execute approved acquisitions and other transactions.

Offering Services

•	Develop our Regulation A offering, including the determination of the specific terms of each class of Bits;
•	prepare and approve all marketing materials to be used by us relating to our Regulation A offering;
•	negotiate and coordinate the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
•	create and implement various technology and electronic communications related to our Regulation A offering; and
•	all other services related to our Regulation A offering.

Asset Management Services

•	Investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our operating agreement, including but not limited to consultants, accountants, real estate brokers, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our operating agreement;
•	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;
•	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;
•	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and
•	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

•	Manage and perform the various administrative functions necessary for our day-to-day operations;
•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;
•	provide financial and operational planning services and portfolio management functions;
•	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
•	maintain all appropriate company books and records;
•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
•	provide us with all necessary cash management services;
•	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Bitholders;
•	evaluate and obtain adequate insurance coverage based upon risk management determinations;
•	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;
•	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Bitholder Services

•	Calculate and determine our distribution policy and authorize distributions from time to time;
•	approve amounts available for redemptions of our Bits;
•	manage communications with our Bitholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and
•	establish technology infrastructure to assist in providing Bitholder support and services.

Financing Services

•	Identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;
•	negotiate terms of, arrange and execute financing agreements;
•	manage relationships between us and our lenders, if any; and
•	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

•	Evaluate and approve potential asset dispositions, sales or liquidity transactions;
•	hire real estate brokers to facilitate a search for buyers; and
•	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Executive Officers of Building Bits Holdings, LLC

While the Company is managed by BuildingBits Asset Management, LLC, that entity is managed by Building Bits Holdings, LLC, which is ultimately responsible for the management of the Company. As of the date of this annual report, the executive officers of Building Bits Holdings, LLC and their positions and offices are as follows:

Name	Age	Position
Alexander Aginsky	41	Chief Executive Officer
Andrei Zverev	54	Chief Operating Officer

Alexander Aginsky - Chief Executive Officer

Mr. Alexander Aginsky is a Founder, Principal Shareholder, and Chief Executive Officer of Building Bits Holdings, LLC, and BuildingBits Asset Management, LLC. Mr. Aginsky is a serial entrepreneur, investor, consultant, and seasoned executive with 20 years of experience in private equity, venture capital, and commercial real estate. Prior to founding BuildingBits in 2016, Mr. Aginsky was the Managing Director of Aginsky Capital Group (and affiliated entities, part of Aginsky Group of Companies), a cross-border business advisory and asset management firm focused on helping international investors with selecting quality commercial real estate assets in the U.S., conducting due diligence, negotiating terms, structuring deals, obtaining financing, engaging in real estate brokerage and property management services. Aginsky Companies were first founded in 1999, and for over a decade the firm focused on creating value for its clients through unique cross-border investment strategies, primarily into commercial real estate structures. Mr. Aginsky’s work with global investors has been internationally recognized with regular features in various noteworthy publications like CNBC, Euronews, Reuters, Moscow Times, and many others.

Mr. Aginsky received his B.A. in International Affairs from Lewis and Clark College, earned an MBA degree in International Business Management from Thunderbird, The School of Global Management in 2003, and graduated from Harvard Business School (OPM Program) in 2017.

Andrei Zverev – Chief Operations Officer

Mr. Andrei Zverev is currently serving in the capacity of a Chief Operating Officer. He has served in that position since the inception of the Company in 2017. Prior to joining the BuildingBits team, Mr. Zverev worked as a consulting business development director for Plutus Financial, dba ABRA, a blockchain-based payments technology company based in the Silicon Valley from May 2016 until January 2017. Prior to that, Mr. Zverev served as the Managing Director of Pacific Bridge Ventures, LLC, a Seattle real estate investment company since 2014, overseeing the company’s investments focusing on value-added residential properties. Prior to that, Mr. Zverev was President and CEO at Moneta Express Corp, an international payments and electronic funds transfer company headquartered in Seattle, WA from 2004 until July 2015. The company was one of the first to introduce a mobile wallet money transfer platform in the U.S. market.  Mr. Zverev’s prior experience includes working in various senior management positions at payments technology and financial services companies. Additionally, Mr. Zverev has been an advisor for start-ups.

Mr. Zverev received his Master’s Degree in International Relations from the Fletcher School of Law and Diplomacy administered by Tufts and Harvard Universities.

Advisory Relationships

Building Bits Holdings, LLC has entered into a formal advisory relationships with several distinguished scholars and industry experts, including Dr. Richard Swart, a leading crowdfunding industry expert and founding board member of the Crowdfunding Professional Association (CfPA) and the Crowdfunding Intermediary Regulatory Advocates (CIFRA) and a former Berkeley professor. Additionally, the Company has also retained the services of Dr. Frank Cespedes, a Harvard Business School professor, and the former Managing Partner (for 12 years) at the Center for Executive Development, a firm that won awards in the United States and in Europe for its work with Fortune-1000 companies worldwide. Dr. Cespedes has consulted companies in information technology, professional services, retailing, and financial services; and has been a Board member of Evenflo, HALO Industries, GrowthPlay, start-up firms, and the Education for Employment Foundation.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Our Manager will receive a management fee based on the value of the assets under management. This fee is currently set at 0.75% of assets under management, but may be increased to 1.50%. The current fee was set by the Manager of the Company on June 15, 2018 and is reflected in Exhibit B to our operating agreement. Our Manager will then compensate its employees from that fee and will not have recourse to require additional fees from the Company if the fees do not cover its expenses. Any net revenue received by Building Bits Holdings, LLC as distributions from our Manager will then be available for the expenses of Building Bits Holdings, LLC, including compensation of Mr. Alexander Aginsky and Mr. Andrei Zverev. It is anticipated that Mr. Aginsky and Mr. Zverev will each receive salary compensation of $85,000 per year from Building Bits Holdings, LLC.

Limited Liability and Indemnification of our Manager and Others

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, and our affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, and affiliates will not be liable to us. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of our Manager’s directors or officers.

The foregoing indemnification provisions do not apply to liability arising under the Securities Act, as, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Removal of the Manager

Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances. There are no termination fees payable to the Manager upon withdrawal or removal of our Manager.

Our Bitholders may only remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our Bitholders. “Cause” is defined as:

•	our Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, then our Manager may not be removed; or

•	the dissolution of our Manager.

Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

Our Manager may assign its rights under our operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates without the approval of our Bitholders so long as our Manager remains liable for any such affiliate’s performance.

In the event of the removal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

Compensation of our Manager and Affiliates

Our Manager and its affiliates will receive fees and expense reimbursements for services relating to our Regulation A offering and the management of our real estate assets. The items of compensation are summarized in the following table.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Acquisition Stage

Real estate broker commission — Building Bits Real Estate Services, LLC	Building Bits Real Estate Services, LLC will receive compensation for its services as our real estate broker. The compensation will be equal to 1.25% of the acquisition price.	Actual amounts are dependent upon the specific acquisition price and we are unable to provide an estimate at this time

Reimbursement of Acquisition Expenses — Manager	We will reimburse our Manager for actual expenses incurred in connection with the selection, and acquisition of a real estate asset, whether or not we ultimately acquire the asset.	Actual amounts are dependent upon the specific costs associated with each acquisition and we are unable to provide an estimate at this time.

Operational Stage

Asset Management Fee — Manager	Quarterly asset management fee equal to an annualized rate of 0.75% with the ability to raise that rate to 1.50%, and up to 2.00% upon 30 days’ notice to Bitholders, which will be based on the Market Value of the Bits, which is in turn based on the appraised property value, and in the future may be determined based on the value determined through secondary transfer of our Bits on the BuildingBits Platform. The fee may be raised or lowered at the sole discretion of the manager without Bitholder consent.	Actual amounts are dependent upon the offering proceeds, acquisition of real estate assets, and ongoing valuation; we cannot determine these amounts at the present time.

Other Operating Expenses — Manager

We will reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.

The expense reimbursements that we will pay to our Manager also include expenses incurred by Building Bits Holdings, LLC in the performance of services for our Manager.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Liquidation/Listing Stage

Asset Disposition Fees – Manager	Up to 2.50% of the gross proceeds from the liquidation of any of our real estate assets.	Actual amounts are dependent upon the price at which we sell or otherwise liquidate our investments; we cannot determine these amounts at the present time.

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the ownership of our Common Bits as of December 31, 2018 for each person or group that holds more than 10% of our Bits, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

	Number of Common Bits	Percent of
Name of Owner	Beneficially Owned	All Bits
Building Bits Holdings, LLC (1)	25,000	100%
Alexander Aginsky	0	0
Andrei Zverev	0	0

(1)	As of the date of this annual report, Building Bits Holdings, LLC owns all of our issued and outstanding Common Bits.

The following table sets forth the ownership of Building Bits Holdings, LLC as of the date of this annual report for each person or group that holds more than 10% of Building Bits Holdings, LLC.

	Number of Units	Percent of
Name of Owner	Beneficially Owned	All Units
Alexander Aginsky	8,282,000	82.82%

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. We discuss these conflicts below.

Our Affiliates’ Interests in Other Building Bits Entities

General

The officers and directors of our Manager are also officers, directors, managers, and/or key professionals of other Building Bits entities, including Building Bits Asset Management, LLC. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In addition, in the future, these persons and other affiliates of our Manager may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, our Manager may create new entities that will acquire real estate assets and make public offers of securities under Regulation A. Our Manager will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of Our Affiliates’ Time

We rely on Building Bits Holdings, LLC’s real estate professionals who act on behalf of our Manager, including Mr. Alexander Aginsky, for the day-to-day operation of our business. Mr. Aginsky is also the Chief Executive Officer of Building Bits Holdings, LLC. As a result of his interests in other Building Bits entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Aginsky will face conflicts of interest in allocating his time among us, our Manager and other Building Bits entities and other business activities in which he is involved. However, we believe that our Manager and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Building Bits entities for which they work.

Duties Owed by Some of Our Affiliates to Our Manager and our Manager’s Affiliates

Our Manager’s officers and directors and the real estate professionals of Building Bits Holdings, LLC performing services on behalf of our Manager are also officers, directors, managers and/or key professionals of:

•	Building Bits Holdings, LLC

•	BuildingBits Asset Management, LLC

•	BuildingBits Real Estate Services, LLC

As a result, they owe duties to each of these entities and their respective members. These duties may from time to time conflict with the duties that they owe to us. Each of BuildingBits Asset Management, LLC, and BuildingBits Real Estate Services, LLC are wholly owned subsidiaries of Building Bits Holdings, LLC.

Repayment of Advanced Funds

As noted above, we have relied on advances of funds from Building Bits Holdings, LLC, via our Manager to pay for operations expenses and offering costs. As of March 31, 2019 such advances have amounted to $186,500 from inception. The Company plans to recoup some or all of the expenses from the proceeds of our Regulation A offering and repay the advances as long as such costs and expenses do not exceed 0.5% of the total amount of the offering. Any expenses and costs in excess of the 0.5% will be paid out of the operational income or from additional advances, which will be provided as equity in the Company.

Item 6. OTHER INFORMATION

None

Item 7. FINANCIAL STATEMENTS

 BUILDING BITS PROPERTIES I, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2018 and 2017

Together with

Independent Auditors’ Report

Building Bits Properties I, LLC

 INDEPENDENT AUDITORS’ REPORT

April 22, 2019

The Management and Members

Building Bits Properties I, LLC

We have audited the accompanying balance sheets of Building Bits Properties I, LLC (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, member’s equity (deficit), and of cash flows for the year ended December 31, 2018 and the period from February 24, 2017 (“Inception”) through December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Accountant’s Conclusion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Building Bits Properties I, LLC as of December 31, 2018 and 2017 , and the results of its operations and its cash flows for year then ended December 31, 2018 and the period from Inception through December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully explained in Note 2 to the financial statements, the Company was recently formed and requires additional capital to fund operations and acquisitions of properties. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these factors are also described on Note 2. The Company’s financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

/s/ dbbmckennon

dbbmckennon

April 22, 2019

F-1

BUILDING BITS PROPERTIES I, LLC

 BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
Assets
Current assets:
Cash	$5,430	$7,936
Real estate deposits	35,000	-
Total current assets	40,430	7,936

Offering costs	44,332	-
Total assets	$84,762	$7,936

Liabilities and Member's Deficit
Current liabilities:
Accounts payable	$9,765	$-
Due to affiliate	101,500	-
Total current liabilities	111,265	-

Commitments and contingencies (Note 5)	-	-

Member's Deficit:
Common bits, 25,000 issued and outstanding	25,000	25,000
Accumulated deficit	(51,503)	(17,064)
Total member's deficit	(26,503)	7,936
Total liabilities and member's deficit	$84,762	$7,936

See accompanying notes to the financial statements

F-2

BUILDING BITS PROPERTIES I, LLC

 STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018 AND

 THE PERIOD FROM INCEPTION TO DECEMBER 31, 2017

	2018	2017

Revenues	$-	$-

Operating expenses-
General and administrative	34,439	17,064
Total operating expenses	34,439	17,064

Net loss	$(34,439)	$(17,064)

Common bits outstanding	25,000	25,000

Net loss per common bit	$(1.38)	$(0.68)

See accompanying notes to the financial statements

F-3

BUILDING BITS PROPERTIES I, LLC

 STATEMENT OF MEMBER’S DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2018 AND

 THE PERIOD FROM INCEPTION TO DECEMBER 31, 2017

	Common Bits		Accumulated	Total Member's
	Bits	Amount	Deficit	Deficit
Inception		$-	$-	$-
Bits issued for cash to manager	25,000	25,000	-	25,000
Net loss	-	-	(17,064)	(17,064)
December 31, 2017	25,000	25,000	(17,064)	7,936
Net loss	-	-	(34,439)	(34,439)
December 31, 2018	25,000	$25,000	$(51,503)	$(26,503)

See accompanying notes to the financial statements

F-4

BUILDING BITS PROPERTIES I, LLC

 STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2018 AND

 THE PERIOD FROM INCEPTION TO DECEMBER 31, 2017

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(34,439)	$(17,064)
Changes in operating assets and liabilities:
Accounts payable	9,765	-
Net cash used in operating activities	(24,674)	(17,064)

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate deposits	(35,000)
Net cash used in investing activities	(35,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from affiliate	101,500	-
Offering costs	(44,332)
Proceeds from issuance of common bits	-	25,000
Net cash provided by financing activities	57,168	25,000

Increase (decrease) in cash and cash equivalents	(2,506)	7,936
Cash and cash equivalents, beginning of period	7,936	-
Cash and cash equivalents, end of period	$5,430	$7,936

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:
	$-	$-

See accompanying notes to the financial statements

F-5

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

 NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Building Bits Properties I, LLC (which may be referred to as the "Company", "we," "us," or "our") was formed on February 24, 2017 (“Inception”) in the State of Delaware.  The Company’s headquarters are located in Portland, Oregon. The Company was formed to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investor, to acquire commercial real estate. The fundraising activity will be primarily done through “BuildingBits” online platform where investors will be able to choose individual properties to invest in.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management’s Plans

We will rely heavily on financing from an affiliate, Building Bits Holdings LLC (“BB Holdings”), for working capital and have only recently commenced operations. The Company requires additional capital to commence operations. These above matters raise substantial doubt about the Company's ability to continue as a going concern.  During the next 12 months, the Company intends to fund its operations from the financing received from the affiliate and from its portion of the commercial lease income generated by the properties to be owned by the Company through its investments. There are no assurances that management will be able to raise capital on terms acceptable to the Company.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s financial statements will ultimately be presented on a non-classified balance sheet since the Company’s primary operating assets and liabilities will be non-current.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability.

F-6

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018 and 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue intended operations.  The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A Plus. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

F-7

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

Real Estate Held for Investment

Real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties (buildings and improvements—ten (10) to 40 years; furniture, fixtures and equipment—five (5) to ten (10) years. We continually evaluate the recoverability of the carrying value of its real estate assets using the methodology prescribed in Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

We will periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of the Company’s board of directors and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded. Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate - General”. We cease capitalization on costs upon completion.

F-8

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

Leases of Real Estate

As a lessor of real estate assets, the Company will retain substantially all of the risks and benefits of ownership and accounts for its leases as operating leases. Contractual rent, percentage rent, and expense reimbursements from tenants for common area maintenance costs, insurance and real estate taxes are our principal source of revenue. Base minimum rents will be recognized on a straight-line basis over the terms of the respective leases. Certain lease agreements will contain provisions that grant additional rents based on a tenant’s sales volume (contingent overage rent). Overage rent will be recognized when tenants achieve the specified sales targets as defined in their lease agreements. Overage rent will be included in other property related revenue in the accompanying statements of operations. As a result of generating this revenue, we will routinely have accounts receivable due from tenants. We will be subject to tenant defaults and bankruptcies that may affect the collection of outstanding receivables. To address the collectability of these receivables, we will analyze historical write-off experience, tenant credit-worthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts and straight line rent reserve. Although we will estimate uncollectible receivables and provide for them through charges against income, actual experience may differ from those estimates.

Sales of Real Estate

Gains or losses from sales of real estate will be recognized when a sale has been consummated, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the asset, the Company has transferred to the buyer the usual risks and rewards of ownership, and the Company does not have a substantial continuing financial involvement in the property.

Income Taxes

The Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company will pay state income taxes at reduced rates. The Company has yet to file a tax return and thus there are no open periods for review. In addition, the Company doesn’t have any open tax examinations.

Basic and Diluted Earnings (Loss) per Bit

The Company follows ASC 260, Earnings Per Share, to account for earnings (loss) per bit. Basic per bit (“EPS”) calculations are determined by dividing net loss by the weighted average number of common bits outstanding during the period. Diluted earnings per bit calculations are determined by dividing net income by the weighted average number of common bits and dilutive common bit equivalents outstanding. During periods when common bit equivalents, if any, are anti-dilutive, they are not considered in the computation. As of December 31, 2018, there were 25,000 common bits outstanding.

Concentration of Credit Risk

The Company maintains its cash with a bank, which is located in the United States of America and which it believes to be creditworthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

F-9

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

Offering Costs

The Company will capitalize costs related to its offering under Regulation A Plus and will partially offset the costs from the proceeds from the sale of bits in equity. In the event the offering is unsuccessful, such costs will be expensed.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – REAL ESTATE

As of December 31, 2018, the Company had entered into purchase and sales agreements for the following properties:

1.	Williamsport Xfinity Property, located at 1954 E. 3rd Street, Williamsport, Pennsylvania, and qualified under Regulation A Plus. Acquisition Price of $1,980,500; no earnest money deposit required. Expired on December 17, 2018.
2.	Maplewood AT&T Property, located at 3070 White Bear Avenue, Maplewood, MN 55109, and qualified under Regulation A Plus. Acquisition Price of $3,875,000; earnest money deposit of $25,000. Extended through May 15, 2019.
3.	Easley Verizon Property, located at 4867 Caljoun Memorial Hwy. Easley, SC 29640, and qualified under Regulation A Plus. Acquisition Price of $3,900,000; earnest money deposit of $5,000. Expired subsequent to December 31, 2018. Earnest money deposit has returned to the Company in full.
4.	Hollywood 12 property located at 1728 NE 45th Ave, Portland, OR 97213, and offered under Regulation D. The acquisition price was $4,370,000; earnest money deposit of $5,000 was made. Extended through September 12, 2019.

All purchase and sales agreements have funding contingencies which require the Company to meet certain funding milestones. The seller has an option to extend or terminate the agreement if such milestones are not met within the agreed upon timeline. On December 17, 2018, the seller of the Williamsport Xfinity property exercised its option to terminate the agreement, and therefore the agreement was cancelled. All funds in escrow were returned to investors. As of December 31, 2018, the Company was accepting investments into the Maplewood AT&T, the Easley Verizon, and the Hollywood 12 properties. Subsequent to December 31, 2018, the Easley Verizon property was cancelled and (see Note 6).

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has relied on advances of funds from BB Holdings to pay for operations expenses and offering costs. As of March 31, 2019 such advances have amounted to $186,500 from inception. The Company plans to recoup some or all of the expenses from the proceeds of the offering and repay the advances as long as such costs and expenses do not exceed 0.5% of the total amount of the offering. Any expenses and costs in access of the 0.5% will be paid out of the operational income or from additional advances from BB Holdings, which will be provided as equity in the Company.

F-10

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with, and does not know of any pending or threatening litigation against the Company.

The Company maintains a number of third-party contracts to facilitate the execution of the offering including an escrow agreement with Provident Trust Group. The agreement provides for flat monthly fees to maintain escrow accounts as well as additional fees for payment returns and customer refunds. In the event the minimum amount of the offering is not reached and the funds are returned to investors the Company may face significant fees depending on the number of investors participating in the offering. The Company anticipates amending the agreement to limit or reduce total fees it may have to pay for the refunds.

 NOTE 6 – MEMBER’S EQUITY (DEFICIT)

LLC Units

As of December 31, 2018, the Company has authorized and issued 25,000 Common Bits to its initial member, BB Holdings for cash of $25,000. The Manager is authorized to create and issue new classes of Bits as necessary without amendment to the Company’s operating agreement. New classes of Bits may be issued with specific rights identified in Bit designations related to those Bits.

Profits and losses shall be allocated to holders of Common Bits in proportion to their respective ownership of issued Bits.

The Manager or its Affiliates shall be entitled to receive the following fees:

(a)          Asset Management Fee equal to an annualized rate of up to 1.50% of the Company’s net asset value (“NAV”) at the end of each prior month. Additionally, following 30-days notice to members, the Manager may increase its asset management fee to an annualized rate of up to 2.00%. Currently the asset management fee is set at 0.75%.

(b)          Disposition Fees. Disposition fee of up to 2.50% of the gross proceeds from the liquidation of any of the Company’s equity investments in real estate.

The Manager or its affiliates, in their sole discretion may defer or waive any fee payable to it under this Agreement.  All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

Reimbursement of Expenses. The Company shall pay or reimburse the Manager and its Affiliates for the following:

(a)          Formation Expenses. All third-party charges and out-of-pocket costs and expenses (collectively, “Formation Expenses”) incurred by the Company, the Manager and its Affiliates in connection with the formation of the Company, the offering of Bits, and the admission of investors in the Company. Reimbursement payments shall not exceed 0.50% of the aggregate gross proceeds from an Offering.

F-11

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

(b)          Operating Expenses. All third party charges and out-of-pocket costs and expenses incurred by the Manager or its Affiliate that are related to the operations of the Company, including, without limitation, those related to (i) forming and operating Subsidiaries, (ii) accounting, auditing, tax return preparation, financial reporting, and legal services, and insurance, including without limitation to protect the Company, the Manager, its Affiliates, and Members in connection with the performance of activities related to Company, (iii) the Company’s indemnification of the Indemnified Parties pursuant to this Agreement, (iv) litigation, (v) borrowings of the Company, (vi) liquidating the Company, (vii) any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company, and (ix) the costs of any third parties retained to provide services to Company.

The Company intends to issue Bits bearing Bit Designations that carry specific financial rights connected to the profits and losses received by the Company from specific wholly-owned subsidiaries of the Company.

Distributions of available cash flow will be paid no less frequently than annually. The Manager retains the right to increase the frequency of any distribution of available cash flow.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring after December 2018, the balance sheet date through April 18, 2019. Subsequent to December 31, 2018, the seller of the Easley Verizon property exercised its option and terminated the purchase and sales agreement. All funds were returned to investors. The earnest money deposit of $5,000 was returned to the Company in full.

The seller of the Maplewood AT&T property has exercised its option and has extended the purchase and sales agreement in return for additional earnest money deposits. The seller has extended the agreement until May 15, 2019, at which time the Company may pay a non-refundable deposit of $30,000 to extend time for an additional 30 days. The Company has paid a total of $112,500 in deposits for the Maplewood AT&T property as of April 18, 2019. The Company anticipates that the seller will continue extending the agreement upon further deposits by the Company.

The Company currently is accepting investments for the AT&T Maplewood, which has previously received qualification under Regulation A from Securities and Exchange Commission, and for the Hollywood 12, under Regulation D. The Company has also secured two additional purchase and sales contracts for two properties, which management plans to submit to Securities and Exchange Commission as addendum for qualification under our Regulation A offering:

1.	Scooters’ Coffee Kansas City Property located at 5166 North Oak Trafficway, Kansas City, Missouri 64118. Acquisition price of $640,000; earnest money deposit paid of $15,000.
2.	Ville Platte South Star Property located at 804 E Lasalle Street, Ville Platte, LA 70586. Acquisition price of $1,299,050. The agreement provides for earnest money deposits in the amount of $25,000 to be paid in three installments upon certain future events which have not yet occurred, and therefore, the Company has not paid any deposits.

Both properties provide for a 120 day period in which the closing must occur, unless extended by both parties, provided however, that the SEC qualification must occur within 60 days of the effective date of the agreement unless extended by both parties.

F-12

BUILDING BITS PROPERTIES I, LLC

 NOTES TO THE FINANCIAL STATEMENTS

The acquisitions for all properties are dependent upon proceeds from the offering. If the proceeds from the offering do not meet the minimum equity requirements to purchase the property, then the purchase and sale agreement is terminated, funds are returned to investors in full and the Company may be subject to the loss of EMDs in their entirety.

There have been no other material events or transactions during this time which would have a material effect on the financial statements, other than what has been reported in the Company’s financial statements.

F-13

Item 8. EXHIBITS

Index to Exhibits

2.1	Certificate of Formation of Building Bits Properties I, LLC**

2.2	Operating Agreement of Building Bits Properties I, LLC**

2.3.1	Class Xfinity-Williamsport.PA Bit Designation**

2.3.3	Class AT&T-Maplewood.MN Bit Designation**

2.3.4	Class Verizon-Easley.SC Bit Designation**

2.4	Form of Property LLC Operating Agreement**

4.1	Form of Subscription Agreement**

6.1.3.1	Maplewood AT&T Property Purchase and Sale Agreement**

6.1.3.2	Maplewood AT&T Property Amendment to Purchase and Sale Agreement**

8.1	Escrow Agreement with Provident Trust Group, LLC**

15.1	Draft offering statement submitted pursuant to Rule 252(d) dated June 22, 2017.**

15.2	Draft offering statement submitted pursuant to Rule 252(d) dated September 1, 2017.**

15.3	Draft offering statement submitted pursuant to Rule 252(d) dated November 3, 2017.**

15.4	Correspondence previously submitted pursuant to Rule 252(d)**

15.5	Correspondence previously submitted pursuant to Rule 252(d)**

15.6	Correspondence previously submitted pursuant to Rule 252(d)**

** Previously filed

16

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Oregon, on April 29, 2019.

Building Bits Properties I, LLC
By: BuildingBits Asset Management, LLC its Manager

By:	/s/ Alexander Aginsky
	Name:	Alexander Aginsky
	Title:	Chief Executive Officer

This annual report has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Alexander Aginsky
	Name:	Alexander Aginsky
	Title:	Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer of BuildingBits Asset Management, LLC
	Date:	April 29, 2019

By:	/s/ Andrei Zverev
	Name:	Andrei Zverev
	Title:	Chief Operating Officer of BuildingBits Asset Management, LLC
	Date:	April 29, 2019

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